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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of Amendment No. 4 to the Registration Statement on Form S-1 of our report dated May 27, 1997, except for Note 16, which is as of March 26, 1998, relating to the consolidated financial statements of Yuasa, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the two years ended March 31, 1997, listed under Item 16(b) of this Registration Statement when the schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

October 21, 1998